EXHIBIT 99

                           PRESS RELEASE


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                  P R E S S   R E L E A S E




RELEASE DATE:                   CONTACT:

March 19, 1997                  Frank D. Martz
                                Senior Vice President
                                of Operations and Secretary
                                (412) 758-5584


       PENNFIRST BANCORP, INC. ANNOUNCES CASH DIVIDEND

     PennFirst Bancorp, Inc. announced today that its Board of Directors at its meeting on March 18, 1997 declared a quarterly cash dividend of $.09 on the Common Stock of PennFirst Bancorp, Inc. payable on April 25, 1997 to the stockholders of record at the close of business on March 31, 1997.

     PennFirst Bancorp, Inc. is the parent Holding Company of ESB
Bank, F.S.B.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended December 31, 1996. The Company recognized net income for the three month period ended December 31, 1996 of $1.0 million or $.26 per share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the twenty-seventh consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.



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